EXHIBIT 16.2

7979 E. Tufts Avenue, Suite 400 Denver, Colorado 80237-2843 P: 303-740-9400 F: 303-740-9009
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

April 21, 2009

Mr. Richard Lewis

The Children’s Internet, Inc.

2377 Gold Meadow Way

Gold River, CA 95670

Dear Richard:

AGREEMENT TO PROVIDE SERVICES

We are pleased to confirm our understanding of the services we are to provide for The Children’s Internet, Inc. (the “Company”) for the year ended December 31, 2008

AUDIT SCOPE AND OBJECTIVE

We will audit the balance sheet of the Company as of December 31, 2008 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended.

The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (“GAAP”). Our audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”) and will include tests of the Company’s accounting records and other procedures we consider necessary to enable us to express our opinion. If our opinion is other than unqualified, we will discuss the reasons with the Audit Committee (or the appropriate level of management in lieu of an audit committee) and Company Management in advance. If, for any reason, we are unable to complete our audit or are unable to form or have not formed our opinion, we may decline to issue a report as a result of this engagement.

We will plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from 1) errors, 2) fraudulent financial reporting. 3) misappropriation of assets, or 4) violations of laws or regulations that are attributable to the Company or to acts by Management or employees acting on behalf of the Company. The audit will include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. In connection with our audit of the financial statements, we will obtain an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. At the conclusion of our audit, you agree to provide certain representations from Management about the Company’s financial statements and related matters.

● DENVER  ●  FORT COLLINS  ●  BOULDER  ●

www.EKSH.com

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Two

Because our audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements or material weaknesses in internal control may exist and not be detected by us. In addition, our financial statement audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. We will, however, communicate to the Audit Committee and Management of the Company, as appropriate, any errors, fraud, or other illegal acts that come to our attention during our audit, unless clearly inconsequential.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses in the design or operation of internal control. However, we will communicate in writing to the Audit Committee and Management any significant deficiencies and material weaknesses relating to internal control over financial reporting identified while performing our audit. Any material weakness identified because the Audit Committee’s oversight of the Company’s external financial reporting and internal control over financial reporting is ineffective will be communicated in writing to the Company’s Board of Directors.

We are also responsible for communicating with the Audit Committee (or equivalent in lieu of an audit committee) about certain other matters related to our audit, including: 1) our audit responsibility under PCAOB standards’ 2) information relating to our independence with respect to the Company; 3) the Company’s critical accounting policies; 4) the quality of the Company’s accounting principles; 5) Management’s judgments and sensitive accounting estimates; 6) significant audit adjustments; 7) any disagreements with a Management about matters that could be significant to the Company’s financial statements or our report; 8) any consultations Management made with other accountants; 9) any issues discussed with Management prior to retention; 10) any significant difficulties encountered in performing the audit; 11) other information in documents containing audited financial statements, such as the Company’s Annu7al Report; and 12) other matters as considered necessary. Further, we are responsible for ensuring that the Audit Committee receives copies of certain written communications between us and Management, including management representation letters and written communications on accounting, auditing, internal control, or other matters.

We are required to read any document, including the Annual Report to Shareholders and filings with the SEC, that contains or incorporated by reference our audit or interim review reports, or contains any reference to us. We will read the Annual Report for the purpose of determining whether other information in the Annual Report (including the manner of its presentation) is materially inconsistent with information in the financial statements or management’s assessment of the effectiveness of the Company’s internal control over financial reporting. We assume no obligation to perform procedures to corroborate such other information as part of our audit.

MANAGEMENT’S RESPONSIBILITY

Management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records; the selection and application of accounting principles’ the safeguarding of assets’ adjusting the financial statements to correct material misstatements’ and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Three

You agree that all records, documentation, and information we request in connection with our audit will be made available to us (including those pertaining to related parties); that all material information will be disclosed to us and that we will have the full cooperation of, and unrestricted access to, Company personnel during the course of the engagement. We also ask that Company personnel prepare various schedules and analyses for our staff. This assistance by Company personnel will serve to facilitate the progress of our work and minimize costs to the Company. In accordance with the Sarbanes-Oxley Act of 2002, you agree that Company personnel will prepare the financial statements and related financial information to be included in the filings.

With regard to the electronic dissemination of audited financial statements, including financial statements published electronically on the Company’s website, we are not required to read the information contained in those sites or to consider the consistency of other information in the electronic site with the original document.

REVIEWS OF UNAUDITED INTERIM FINANCIAL INFORMATION

In conjunction with the annual audit, we will also perform reviews of the Company’s unaudited quarterly financial information for each of the four quarters in the year ending December 31, 2009. For the first three quarters, we will perform reviews of that information before the Form 10-Q is filed.

The objective of a review is to provide a basis for communicating whether there are any material modifications that should be made to the interim financial information for it to conform to GAAP.

These reviews will be conducted in accordance with the standards of the PCAOB. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It includes obtaining sufficient knowledge of the Company’s business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information and consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide a basis for communicating whether there are material modifications that should be made to the interim financial information for it to conform with GAAP.

A review is substantially less in scope than an audit conducted in accordance PAOB standards, the objective of which is the expressions of an opinion regarding the financial statements taken as whole. Accordingly, we will not express opinions on the interim financial information.

Management is responsible for the Company’s interim financial information and for establishing and maintaining effective internal control over financial reporting. It is also responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities, making all financial records and related information available to us; adjusting the interim financial information to correct material misstatements’ and affirming that the effects of any uncorrected misstatements pertaining to the periods under review are immaterial, both individually and in the aggregate, to the interim financial information.

We will communicate to the Audit Committee (or equivalent) and Management any matters that come to our attention as a result of the reviews that we believe may require material modifications to the quarterly financial information to make it conform with GAAP. We will also communicate any significant deficiencies or material weaknesses that come to our attention, If, for any reason, we are unable to complete our review or are unable to form or have not formed our opinions, we will notify the Audit Committee and Management. At the conclusion of our reviews, you agree to provide certain representations from Management about the financial statements and related matters.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Four

As agreed, we will not issue a written report upon completion of each review.

COMMUNICATING WITH THE SEC

The financial statements and supplemental schedules included in Form 10-K and Form 10-Q are subject to review and comment by the staff of the Securities and Exchange Commission (the “SEC”) and to their interpretation of the applicable rules and regulations. This may involve discussions and communications with them, and the submission of supplemental data in connection with their review. We will inform each other of any such discussion, communication, or submission that may have bearing on the financial statements. Supplemental schedules, and other financial data in the filings and furnish each other with copies of related written communications.

The Private Securities Litigation Reform Act of 1995 (the “Act”) has imposed additional responsibilities on SEC registrants, their management, audit committees, and boards of directors, as well as independent auditors regarding the reporting of illegal acts that have or may have occurred. During the course of our audit, we will ask management for specific representations about this. To fulfill our responsibilities under the Act, we may need to consult with the Company’s counsel, or counsel of our choosing, about any such illegal acts of which se become aware. In that regard, the securities laws require us to inform the SEC of material illegal acts that come to our attention where senior management has not taken prompt remedial actions and the Board of Directors has not otherwise timely informed the SEC. Additional fees, including legal fees, if any, will be billed to the Company. You agree to cooperate fully with any procedures that we may deem necessary to perform.

INDEPENDENCE

Professional standards require us to be i8ndependent in both fact and appearance with respect to the Company in the performance of our services. Any discussions that Company representatives have with our professional personnel regarding employment could pose a threat to our independence. Moreover, SEC rules could cause us not to be independent of the Company if, within a restricted period, the Company were to hire, in a financial reporting oversight role, one of the engagement team members currently or previously assigned to the Company’s audit. This may include not only current employees of our Firm, but also former employees, and employees of other firms who work under our direction. Therefore, you agree to inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence.

SEC independence rules also require the Company’s Audit Committee, or the appropriate level of management in lieu of an audit committee, to pre-approve all permissible non-attest services (including tax services) and all audit, review, or attest services that we provide to the Company or its subsidiaries, including those located outside of the United States of America. We agree not to perform any services without appropriate pre-approval and you agree to implement appropriate policies and procedures to ensure that any services that we are asked to perform receive such pre-approval. To assist in such pre-approval, a summary of services and fees is attached to this agreement.

OTHER MATTERS

Regarding electronic filings such as the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system, Management agrees that, before filing any document in electronic format with the SEC with which we are associated, we will be advised of the proposed filing on a timely basis. We will provide the Company a signed copy of our report and consent. These manually signed documents will serve to authorize the use of our name prior to the Company’s electronic transmission. Management will provide us with a complete copy of the document accepted by EDGAR.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Five

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use of failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect or special damages, such as loss of sales or anticipated profits, or disclosure or communication of confidential proprietary information.

The audit documentation for this engagement is the property of Ehrhardt Keefe Steiner & Hottman PC and constitutes confidential information. However, we may be requested to make certain audit documentation available to the PCAOB, SEC, or other regulators pursuant to the authority given to them by law or regulation. If requested, access to such audit documentation will be provided under supervision of our personnel. Furthermore, upon request, we may provide copies of selected audit documentation to the regulator, the regulator may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

It is our policy to keep records related to this engagement for seven (7) years. However, we do not keep any original client records, so we will return those to you at the completions of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies, By your signature below, you acknowledge and agree that upon the expiration of the seven (7) year period Ehrhardt Keefe Steiner & Hottman, PC shall be free to destroy its records related to this engagement.

DISPUTE RESOLUTION PROCEDURES

The following procedures shall be used to resolve any disagreement, controversy or claim that may arise out of any aspect of our services or relationship with you, including this engagement, for any reason (“Dispute”). Specifically, we agree to first mediate and, if unsuccessful, then arbitrate all Disputes between us, including without limitation any issue concerning the extent to which any Dispute is subject to arbitration, any dispute concerning this Agreement, the limitations of remedy provided by this Agreement or claims for breach of contract, negligence, fraud, fraud in the inducement, breach of fiduciary duty, violation of statute and any other cause of action or remedy.

Mediation

All Disputes between us shall first be submitted to non-binding mediation by written notice (“Mediation Notice”) to the other party. In mediation, we will work with you to resolve any differences voluntarily with the aid of an impartial mediator. The mediator will be selected by mutual agreement, but if we cannot agree on a mediator, one shall be designated by the American Arbitration Association (“AAA”)

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the Dispute.

Each party will bear it own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Six

Arbitration

Any and all issues and controversies between the parties, including but not limited to arbitrability and enforceability of this Agreement or the procedures contained therein including any contention that all or part of this Agreement is invalid or unenforceable, shall be decided by arbitration as set forth in this section. The arbitration will be conducted in accordance with the procedures in this Agreement and the Arbitration Rules of the Dispute Resolution Rules for Professional Accounting and Related Services Disputes of the AAA. In the event of a conflict between the Arbitration Rules and this Agreement, the terms of this Agreement shall control. The arbitration will be conducted in Denver, Colorado before a panel of three (3) neutral arbitrators, regardless of the size or amount of the Dispute, The parties agree that the laws of the State of Colorado including but not limited to determination of applicable statutes of limitations and available remedies shall be applied by the arbitrators to determine the claims between the parties. Any arbitration between the parties cannot be initiated prior to ninety (90) days after the date the Mediation Notice is received by on3 of the parties to this Agreement.

FEES AND BILLING.

We estimate our fees for these services based on the projected time spent at our standard hourly rates.

The Company will also be billed for travel and other out-of-pocket costs such as report production, word processing, postage, etc. The fee estimate and completion of our work are based on anticipated cooperation from Company personnel; timely responses to our inquiries; timely communication of all significant accounting, financial, and internal control reporting matters; management’s timely preparation of its assessment of internal control over financial reporting; and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with your and arrive at a new fee estimate before we incur the additional costs.

Our estimated fees also take into account the scheduling of our professionals to provide the most cost-effective delivery of services possible in your particular circumstances and recognize that our resources are in much greater demand during certain period (e.g. from January through April). Should there be significant unexpected delays due to the Company’s inability to commence the audit or meet other pre-arranged deadline, we will discuss possible scheduling and completion alternatives and the associated impact on our fee estimates at such time.

Additionally, items that might cause an increase in our fees would include assistance with pro forma financial statements, research into accounting issues not anticipated or transactions not already discussed above, responding to SEC comment letters, extended discussions with the Sec, significant additional assistance with revisions to financial statements and similar matters. We have not included these items in the basic audit fees above because the number  of hours, if any that may be required for such matters, are outside our control and simply cannot be predicted with any certainty.

The Company may wish to include or incorporate by reference our audit report on these financial statements in a registration statement proposed to be filed under the Securities Act of 1933 or in some other securities offering. If so, you agree not to include our audit report or make reference to our Firm without our prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

Professional ethics and PCAOB regulations prohibit the rendering of services where the fees are contingent, or has the appearance of being contingent, upon the results of the related such services. Accordingly, in order to avoid the possible implication that our fee is contingent, it is important that our bills be paid promptly when rendered. If a situation arises in which it may appear that our independence would be questioned because of significant unpaid bills, we may be prohibited from completing the engagement.

Professional ethics and PCAOB regulations prohibit the rendering of services where the fees are contingent, or has the appearance of being contingent, upon the results of the related such services. Accordingly, in order to avoid the possible implication that our fee is contingent, it is important that our bills be paid promptly when rendered. If a situation arises in which it may appear that our independence would be questioned because of significant unpaid bills, we may be prohibited from competing the engagement.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Seven

Our final billing will be due prior to release of the final audit report. If payments are not received promptly, we reserve the right to stop work on the engagement.

Our state-of the art audit approach and related efficiencies currently rely extensively on the ability of our professional accountants to access online professional literature and databases. Such instant communication is also critical from an engagement control standpoint to effectively perform internal consultation and research. Accordingly, our cost estimates assume that you will provide reasonable internet access to our personnel at your facilities during the engagement. Our information specialists are available to discuss any security concerns that you may have in that regard. In the event that Internet access cannot be accommodated we may incur additional external communications, the costs of which you agree to cover.

In the event we are requested or authorized by the Company or are required by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for the Company, the Company will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

We will be available during the year to consult with you on the tax effects of any proposed transactions or contemplated changes in business policies. These and any other additional non-audit services that may be requested and that we agree to provide will be the subject of separate arrangements.

We are available to meet with you, or other executives or directors to discuss current business, operational, accounting, and auditing matters affecting the Company. Whenever you feel such meetings are desirable, please let us know. We expect such discussions will include questions you may raise regarding your implementation of Sarbanes-Oxley Section 404 and occasional input to you regarding accounting principles and concepts that you may wish to consider for inclusion in your critical accounting policies and procedures. We will also be pleased, at your request, to attend the Company’s directors’ and stockholders’ meetings. Fees for these services are not expected to be material in relation to audit fees; however, time for these services cannot be predicted and will be billed at our standard rates.

SUMMARY

This engagement includes only those services specifically described in this letter. The arrangements described in this letter will be updated annually.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Sincerely

Ehrhardt Keefe Steiner & Hottman PC

Cc: Chief Financial Officer and Chief Executive officer.

Mr. Richard Lewis

The Children’s Internet, Inc.

April 21, 2009

Page Eight

RESPONSE:

This letter correctly sets forth the understanding between Ehrhardt Keefe Steiner & Hottman PC and The Children’s Internet, Inc.

BY:
Chief Executive Officer and Chief Financial Officer

DATE: